UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person
   Dennis P. Wilkinson
   500 Hillbrook Road
   Bryn Mawr, PA 19010

2. Date of Event Requiring Statement (Month/Day/Year)
   11/23/98

3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Princeton Video Image, Inc.    "PVII"

5. Relationship of Reporting Person to Issuer (Check all applicable) ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer

6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check applicable line)
   (X) Form filed by One Reporting Person
   ( ) For filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security  2. Amount of Securities 3. Ownership       4. Nature of
   (Instr. 4)            Beneficially Owned      Form: Direct       Indirect
                         (Instr. 4)              (D) or Indirect    Beneficial
                                                 (I) (Instr. 5)     Ownership
                                                                    (Instr. 5)
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No Securities Owned
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Date Exer-       3. Title and Amount     4. Conversion   5. Ownership   6. Nature of
   Security (Instr. 4)     cisable and         of Securities           or Exercise     Form of        Indirect
                           Expiration          Underlying              Price of        Derivative     Beneficial
                           Date (Month/        Derivative Security     Derivative      Security:      Ownership
                           Day/Year)           (Instr. 4)              Security        Direct (D)     (Instr. 5)
                        -------------------------------------------                    or Indirect
                        Date    Expiration     Title    Amount or                      (I) (Instr. 5)
                        Exer-   Date                    Number of
                        cisable                         Shares
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Explanation of Responses:



 /s/ Dennis P. Wilkinson                       December 3, 1998
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 ** Signature of Reporting Person                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedures.